Exhibit 99.1

Pacific Energy Development Announces Commencement of
Initial Production Rate Testing of New Loomis Wells

Early Net Production from Just One Well has Doubled Net Production for the Company

Danville, CA, Wednesday, January 7, 2015 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED), an energy company engaged in the acquisition and development of strategic, high-growth energy projects in the U.S., announced today that it has commenced testing to determine the initial production rates of the Company’s 3 new horizontal Loomis wells recently drilled and completed on a 3-well pad in Weld County, Colorado.  Since completion, the three Loomis wells – the Loomis 2-1H, Loomis 2-3H and Loomis 2-6H – have been on flow-back.  With recent sub-zero temperatures in Eastern Colorado, the flow-back was temporarily reduced or halted at times.  Through the use of heaters coupled with higher outside temperatures, the Company has now resumed flow-back and is commencing initial production rate testing of these wells.

Based on the initial flow-back, the Company anticipates these wells will exceed the average initial production rates of all prior horizontal wells drilled and completed by the Company in Colorado.  The Loomis 2-6H well alone, after recovery of only approximately 25% of the frac load and without use of artificial lift, was initially producing 540 barrels of oil per day (bopd) and 300 thousand cubic feet of gas (mcfgd) (590 barrels of oil equivalent per day (boepd)) prior to slowing down flow-back due to the freezing temperatures. The Company anticipates production to increase as more of the frac load is recovered and the well is placed on artificial lift this week.

The Loomis wells are all operated by the Company’s wholly-owned operating subsidiary, Red Hawk Petroleum, LLC, with the Company having an approximately 49.7% net working interest in each well.  The Loomis 2-6H well reached a total measured depth of 11,335 feet, with a 6,298 foot total vertical depth and 4,694 foot lateral length with 25 frac stages, the Loomis 2-3H well reached a total measured depth of 11,345 feet, with a 6,321 foot total vertical depth and 4,614 foot lateral length with 18 frac stages, and the Loomis 2-1H well reached a total measured depth of 11,365 feet, with a 6,334 foot total vertical depth and 4,851 foot lateral length with 18 frac stages, all through the Niobrara “B” Bench target zone.  The Company anticipates that drilling and completion costs for each of the wells will be under budget at below $4 million per well.

Commenting on these wells, Mr. Frank C. Ingriselli, the Company’s Chairman and Chief Executive Officer, stated:  “We are excited by the rates of production from each of these new wells, which we believe will be transformative for our Company.  We anticipate that initial production net to the Company from the Loomis 2-6H well alone will more than double our current daily production, with the Loomis 2-3H and 2-1H wells only adding to this.  We are encouraged that our thoughtful application of improved completion techniques, coupled with careful and efficient control of our costs, looks to be paying dividends as we anticipate these new Loomis wells to be coming online with very strong production at costs below $4 million each. We look forward to announcing initial production rates of each of these new wells within the coming week.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Colorado. The Company has also previously announced its entry into an agreement to acquire an indirect 5% interest in a company which will hold a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan.  Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent Quarterly Reports on Form 10-Q. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the SEC.

Contacts
Pacific Energy Development
Bonnie Tang
1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com